Exhibit 99.1

Navistar International Corporation
Statements of Income
2004 Quarterly

Consolidated Statement of Income (Unaudited)	Navistar International Corporation
	and Consolidated Subsidiaries

	For the Three Months Ended

	January 31,	April 30,	July 31,	October 31,
Millions of dollars	2004	2004	2004	2004

	As Restated	As Restated	As Restated
Sales and revenues
Sales of manufactured products	$1,886	$2,276	$2,294	$3,012
Finance revenue	56	71	55	63
Other income	3	6	-	2

Total sales and revenues	1,945	2,353	2,349	3,077

Costs and expenses
Cost of products and services sold	1,653	1,976	1,953	2,577
Restructuring and other non-recurring charges	4	-	(5)	-
Postretirement benefits expense	61	58	43	43
Engineering and research expense	64	51	66	64
Selling, general and administrative expense	149	150	174	183
Interest expense	32	33	31	31
Other expense	7	8	5	2

Total costs and expenses	1,970	2,276	2,267	2,900

Income (loss) from continuing operations before income taxes	(25)	77	82	177
Income tax expense (benefit)	(11)	25	32	18

Net income (loss)	$(14)	$52	$50	$159

E-1

Exhibit 99.1 (continued)

The following additional financial information is provided based upon the continuing interest of certain shareowners and creditors to assist them in understanding our core manufacturing business.

Condensed Statement of Income (Unaudited)	Navistar International Corporation
	(with financial services operations on an equity basis)

	For the Three Months Ended

Millions of dollars	January 31, 2004	April 30, 2004	July 31, 2004	October 31, 2004

	As Restated	As Restated	As Restated
Sales and revenues
Sales of manufactured products	$1,887	$2,277	$2,292	$3,011
Other income	2	3	-	2

Total sales and revenues	1,889	2,280	2,292	3,013

Cost and expenses
Cost of products sold	1,641	1,962	1,942	2,566
Restructuring and other non-recurring charges	4	-	(5)	-
Postretirement benefits expense	60	58	42	42
Engineering and research expense	65	50	66	64
Selling, general and administrative expense	134	137	161	169
Other expense	33	35	31	30

Total costs and expenses	1,937	2,242	2,237	2,871

Income (loss) from continuing operations before income taxes:
Manufacturing operations	(48)	38	55	142
Financial services operations	23	39	27	35

Income (loss) from continuing operations before income taxes	(25)	77	82	177
Income tax expense (benefit)	(11)	25	32	18

Net income (loss)	$(14)	$52	$50	$159

E-2